SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2003

EXCHANGE BANCSHARES, INC.

(Exact name of Registrant as specified in its Charter)

Ohio	033-54566	34-1721453
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

237 Main Street, Luckey, Ohio	43443
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (419) 833-3401

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events

Exchange Bancshares, Inc issued a letter to their shareholders announcing Victor J. Proffitt’s appointment as President and CEO of The Exchange Bank effective January 1, 2004.

Item 7. Financial Statements and Exhibits.

(a)	Financial statements of business acquired.
Not required.
(b)	Proforma financial information.
Not required.
(c)	Exhibits

Exhibit No.	Description
99	Letter to Shareholders

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                                                               EXCHANGE BANCSHARES, INC.

Date:  October 29, 2003

By:	/s/ Jeffery A. Robb
Jeffery A. Robb President and CEO

Exhibit  99

To our Shareholders:

We have enclosed our Quarterly Report to Shareholders as of September 30, 2003.  We are pleased to report continued earnings which is an improvement over last year.  Please take a few moments and review the enclosed quarterly financial report.  Should you have any questions, please never hesitate to call on me, any of our Board members or any of our senior staff.

We are also pleased to report that Victor J. Proffitt, a resident of Holland, Ohio, has been selected to assume the duties of President and Chief Executive Officer of The Exchange Bank effective January 1, 2004.  He will assume these duties from Jeffery A. Robb, Sr., CPA who has been our Interim CEO since November, 2002.  We would like to extend our sincere appreciation to Mr. Robb for his contribution to improve the overall profitability and efficiency of our Company.

Vic Proffitt is an experienced banker who brings over 30 years of banking experience to The Exchange Bank.   While at Fifth Third Bank, he managed the Retail Lending Division.  After retirement from Fifth Third Bank in December, 2000, Vic joined The Salvation Army, Northwest Ohio and is currently its Director of Development based in Toledo, Ohio.  We look forward to Vic’s leadership to carry on efforts to build a great independent community bank as The Exchange Bank – Your Community Bank since 1906.

We expect to have Vic here full-time beginning January 2, 2004.  In the meantime, Vic will be spending time with Mr. Robb and the other senior officers and staff of  The Exchange Bank to make a smooth transition.  Please welcome Mr. Proffitt to The Exchange Bank family.

Thank you for your continued loyal support.  We look forward to providing many future years of service to you.

Sincerely,

Marion E. Layman,

Chairman of the Board